Exhibit 5

OFFICE OF THE CHIEF STATE LAW ADVISER

Private Bag X81 PRETORIA 0001 – Tel (012) 315 1122 – Fax (012) 325 3034

Presidia Building – Cnr. Pretorius and Paul Kruger Streets PRETORIA

The Minister of Finance

Private Bag X115

PRETORIA

0001

Republic of South Africa

32/2003

July 28, 2003

Dear Minister Manuel

As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a shelf registration statement of the Republic filed with the U.S. Securities and Exchange Commission on or about July 28, 2003.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Amended and Restated Fiscal Agency Agreement, dated as of May 15, 2003, between South Africa and Deutsche Bank Trust Company Americas (formerly named Bankers Trust Company), as Fiscal Agent, a form of Global Note and an Underwriting Agreement, dated December 8, 1994, and hereby opine that—

1.	all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the due authorization of the debt securities (“Debt Securities”);

2.	when duly executed and delivered against payment therefore, pursuant to any relevant underwriting agreement, pricing agreement or other contractual arrangement, the Debt Securities will be duly executed and will constitute the valid, legally binding, direct, unconditional and general obligations of South Africa and will rank pari passu, without any preference one over the other by reason of priority of date of issue, currency of payment or otherwise, with all other unsecured indebtedness of South Africa in respect of money borrowed by South Africa and guarantees given by South Africa in respect of money borrowed by others.

I hereby consent to the use of my name and the making of the statements with respect of me that are set forth under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement by South Africa with the Securities and Exchange Commission of the United States and to the filing of this opinion with the Securities and Exchange Commission of the United States. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended.

Yours faithfully

/s/    Enver Daniels

Enver Daniels

CHIEF STATE LAW ADVISER

REPUBLIC OF SOUTH AFRICA